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                                                                   EXHIBIT 99.1


NEWS FROM
TWA

FOR IMMEDIATE RELEASE                       CONTACT: John McDonald
                                                     (314) 589-3214


                  TWA ANNOUNCES INTERIM EXECUTIVE MANAGEMENT


     ST. LOUIS, December 16, 1996 -- The Board of Directors of Trans World Airlines, Inc. [AMEX:TWA] today announced interim executive appointments to the airline's top management positions.

     Board member Gerald L. Gitner, 51, has been named vice chairman and acting chief executive officer. Gitner is chairman of Avalon Group, Ltd., a New York investment bank. He is an airline industry veteran who has held senior management positions at several major airlines, including vice chairman of Pan American World Airways and chairman and chief executive officer of Pan American World Services. Gitner was employed at TWA from 1968 until 1974.

     Board member David M. Kennedy, 58, has been named acting executive vice president and chief operating officer responsible for long-term marketing, planning and operation of the airline. Kennedy worked 26 years at the Irish airline Aer Lingus, where he was chief executive officer from 1974 until 1988.

     Board member William F. Compton, 49, has been named acting executive vice president-operations, responsible for day-to-day airline operations. Compton is the past chairman of the TWA Master Executive Council for the Airline Pilots Association (ALPA) and is an MD80 captain for TWA. Among his duties as a Board member since 1993, Captain Compton has served as coordinator of the Board's productivity task force. Captain Compton has been employed by TWA since 1968.

     In announcing the appointments of the interim management, Board Chairman Thomas Meagher stated that the Board is acting to assure continuity of senior management while the Board continues its search for a new president and chief executive officer.


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                                                                   EXHIBIT 99.1



TWA INTERIM MANAGEMENT-FIRST ADD


        "We continue to seek the right candidate to succeed Jeff Erickson, and we have several qualified candidates under active consideration. However, it has become apparent that the recruitment process may continue longer than we had originally hoped. We are grateful to Jeff Erickson for agreeing to continue as CEO while the search proceeded, but we do not feel it is fair to ask Jeff to further postpone his plan to depart TWA. These appointments will allow Jeff to keep his schedule and will assure continuity of management until a new CEO can be appointed early in 1997," Meagher said.

        Meagher noted that Gitner, Kennedy and Compton possess more than 90 years of combined airline experience.

        "This is a seasoned transition team that will maintain the progress we have made to build a strong and profitable TWA. They embark on these interim duties with the full support of our Board, including the directors representing TWA's labor unions," Meagher said.

        The appointments are effective immediately.